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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         DATE OF REPORT (Date of earliest event reported): JULY 8, 2003



                               YELLOW CORPORATION
             (Exact name of registrant as specified in its charter)




          DELAWARE                      000-12255                48-0948788
(State or other jurisdiction     (Commission File Number)      (IRS Employer
      of incorporation)                                      Identification No.)


             10990 ROE AVENUE                                       66211
           OVERLAND PARK, KANSAS                                 (Zip Code)
 (Address of principal executive offices)



       Registrant's telephone number, including area code: (913) 696-6100



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ITEM 5.  OTHER EVENTS

         On July 8, 2003, Yellow Corporation ("Yellow" or the "Company") announced the signing of a definitive agreement under which Yellow will acquire Roadway Corporation ("Roadway") for approximately $966 million, or $48 per share (based on a fixed exchange ratio and a 60-day average price per share of $24.95 for Yellow common stock in a half cash, half stock transaction). Roadway will merge with and into a wholly owned subsidiary of Yellow. By virtue of the merger, the surviving company will remain obligated with respect to approximately $140 million of Roadway indebtedness.

         In general, upon the closing of the acquisition, each share of Roadway stock will be converted into 1.924 shares of Yellow common stock. However, a Roadway shareholder may elect to receive $48 in cash in lieu of Yellow stock for each share of the shareholder's stock. Notwithstanding the individual elections of the Roadway shareholders, no more than 50% of the Roadway shares may be converted into cash. If more than 50% of the Roadway shares elect to receive cash, those shareholders that so elect will receive proportionately less cash and more stock such that 50% of the shares outstanding will receive cash, and 50% will receive stock. If fewer than 50% of the shares elect to receive cash, the shares that did not elect to receive cash will receive proportionately less Yellow stock and more cash such that 50% of the Roadway shares outstanding will receive cash and 50% will receive stock. As a result of these elections and adjustments, the aggregate consideration in the acquisition will consist of approximately 50% cash and 50% Yellow common stock. Assuming all shareholders elect to receive 50% cash and 50% Yellow common stock, each shareholder will receive $24 per share in cash and 0.962 shares (or one half of the exchange ratio) of Yellow common stock for each Roadway share, subject to any adjustment in the exchange ratio described below.

         The exchange ratio of 1.924 shares will be subject to further adjustment based upon the 20-trading day average per share closing price of Yellow common stock as of the date five trading days before closing. If the average price is less than $21.21, the exchange ratio shall be the quotient of $40.81 and the average price, or if the average price is greater than $28.69, then the exchange ratio shall be the quotient of $55.20 and the average price. If the average price of Yellow common stock is less than $16.63, Yellow may elect not to consummate the acquisition.

         The transaction is subject to the approval of the shareholders of both companies, the successful completion of the financing of the cash portion of the purchase price as well as the refinancing of certain existing debt facilities of both companies and customary regulatory approvals including the expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Subject to the successful completion of these events, the transaction is expected to close in the fourth quarter of 2003.

         The foregoing is qualified by reference to Exhibits 2.1 and 99.1 to this Current Report on Form 8-K, which are incorporated herein by reference.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)      Financial statements of businesses acquired.



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                  Not applicable

         (b)      Pro forma financial information.

                  Not applicable

         (c)      Exhibits.

                  2.1 Agreement and Plan of Merger, dated as of July 8, 2003, by and among Yellow Corporation, Yellow LLC and Roadway Corporation. Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to this Purchase Agreement have not been filed with this exhibit. The schedules contain various items relating to the assets of the business being acquired and the representations and warranties made by the parties to the Purchase Agreement. The Company agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request. (To be filed by Amendment to this Current Report on Form 8-K)

                  99.1 Joint Press Release of Yellow Corporation and Roadway Corporation dated July 8, 2003.

                                 ---------------

The information presented in this Current Report on Form 8-K may contain forward-looking statements and certain assumptions upon which such forward-looking statements are in part based. Numerous important factors, including those factors identified as in Yellow's Annual Report on Form 10-K and other of the Company's filings with the Securities and Exchange Commission, and the fact that the assumptions set forth in this Current Report on Form 8-K could prove incorrect, could cause actual results to differ materially from those contained in such forward-looking statements.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    July 8, 2003


                                 YELLOW CORPORATION




                                 By:            /s/ Daniel J. Churay
                                    --------------------------------------------
                                                    Daniel J. Churay
                                    Senior Vice President, General Counsel and
                                                      Secretary


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                                INDEX TO EXHIBITS


EXHIBIT NUMBER                               DESCRIPTION

                  2.1 Agreement and Plan of Merger, dated as of July 8, 2003, by and among Yellow Corporation, Yellow LLC and Roadway Corporation. Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to this Purchase Agreement have not been filed with this exhibit. The schedules contain various items relating to the assets of the business being acquired and the representations and warranties made by the parties to the Purchase Agreement. The Company agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request. (To be filed by Amendment to this Current Report on Form 8-K)

                  99.1 Joint Press Release of Yellow Corporation and Roadway Corporation dated July 8, 2003.